Exhibit 21.1

Subsidiaries of Oxbridge Re Holdings Limited

Oxbridge Re Holdings Limited owns 100% of the equity interests in Oxbridge Reinsurance Limited, which was incorporated on April 23, 2013 under the laws of the Cayman Islands.